Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation

For further information contact:
Deborah A. Wensel, Chief Financial Officer
630-574-2948

MADISON DEARBORN PARTNERS, LLC TO ACQUIRE
GREAT LAKES DREDGE & DOCK CORPORATION

Oak Brook, Illinois — November 12, 2003 — Great Lakes Dredge & Dock Corporation announced today that it has signed a definitive agreement along with its current majority-owner, Vectura Holding Company LLC, a portfolio company of Citigroup Venture Capital Ltd., to sell the Company to an affiliate of Chicago-based private equity investment firm, Madison Dearborn Partners, LLC, for $340 million in cash.

Madison Dearborn Partners and its affiliates manage equity capital in excess of $7.5 billion and invest in companies that have strong management teams and prospects for significant long-term appreciation in equity value. In addition to having invested in a variety of general manufacturing and service industries, Madison Dearborn’s principals have developed investment expertise in several specific industry sectors, including basic industries, communications, health care, financial services, middle market, and consumer.

The sale of Great Lakes Dredge & Dock Corporation is subject to customary closing conditions including review under the Hart-Scott-Rodino Act. The transaction is targeted to close by the end of 2003. All financing necessary to complete the transaction is committed. Credit Suisse First Boston and Dechert LLP advised Citigroup Venture Capital on the transaction. Lehman Brothers acted as the financial adviser to Madison Dearborn Partners and Kirkland & Ellis LLP acted as the legal adviser.

Citigroup Venture Capital Ltd. along with management purchased Great Lakes in July of 1998. Citigroup Venture Capital Ltd. is the equity investment arm of Citigroup and manages over $10 billion of assets. Douglas B. Mackie, president and chief executive officer of Great Lakes Dredge & Dock Corporation, said, “We have enjoyed our association with CVC and look forward to continuing our tradition of success with our new partners, Madison Dearborn.”

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years. Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging. Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate used for road and building construction. Great Lakes has a 113-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the risks associated with the successful consummation of the acquisition and financing transactions contemplated hereby. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Great Lakes assumes no obligation to update information contained in this news release.

Contact: Deborah A. Wensel, Chief Financial Officer of Great Lakes Dredge & Dock Corporation, at 630-574-2948.